Exhibit (a)(5)(lxxiv)

FINAL TRANSCRIPT

CCBN StreetEvents

CCBN StreetEvents Conference Call Transcript

ORCL - Oracle Shareholders Meeting

Event Date/Time: Oct. 13. 2003 / 1:00PM ET

Event Duration: N/A

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FINAL TRANSCRIPT

ORCL - Oracle Shareholders Meeting

CORPORATE PARTICIPANTS

Lawrence Ellison

CEO and COB - Oracle Corp.

Daniel Cooperman

SVP, General Counsel and Secretary - Oracle Corp.

Jeffrey Henley

EVP and CFO - Oracle Corp.

Dr. Michael Boskin

Director - Oracle Corp.

Jeffrey Henley

CFO, Executive VP, Director - Oracle Corp.

CONFERENCE CALL PARTICIPANTS

Don Scott (ph)

Brian Jackson (ph)

Alana Jonk (ph)

Tony Mezapali (ph)

Bruce Witt (ph)

Analyst

Laurie Chain-Bremen (ph)

Analyst

Anthony Fisher (ph)

Analyst

Sheila Goldschein (ph)

Analyst

Dick Rodkey (ph)

Shareholder

Joe O’Connor (ph)

Shareholder

Bob Fowler (ph)

Shareholder

Mae Falmer (ph)

Shareholder

Guthrie Hollingsedge (ph)

Shareholder

Hans Sperniss (ph)

Unidentified Participant

PRESENTATION

[TRANSCRIPT HAS BEEN REDACTED TO REMOVE STATEMENTS AND COMMENTS UNRELATED TO THE TENDER OFFER]

Lawrence Ellison - CEO and COB - Oracle Corp.

Good morning, ladies and gentlemen. My name is Larry Ellison, and I’m Chairman of Oracle’s Board of Directors. And it’s my pleasure to welcome you to today’s meeting.

In accordance with the notice of the meeting, I call to order the Twenty-Sixth Annual Meeting of the Stockholders of Oracle Corporation. Each shareholder was given an agenda for today’s meeting. We will first conduct the formal portion of the stockholders meeting in accordance with the agenda. Following adjournment of the formal portion of the meeting, we’ll have a couple of presentations, after which we’ll have an opportunity for questions and discussion.

[REDACTED]

Lawrence Ellison - CEO and COB - Oracle Corp.

Thank you. It has been moved and seconded that the meeting be adjourned. Is there any opposition to this motion?

The formal part of the meeting is, in fact, adjourned. Now I’d like to invite Jeff Henley to give a brief presentation regarding the financial performance of the company.

Jeffrey Henley - EVP and CFO - Oracle Corp.

OK, thanks, Larry.

[REDACTED]

[PLEASE SEE REDACTED SLIDE PRESENTATION]

OK, we go to the next one - and also we’re going to talk briefly about the PeopleSoft tender offer we have outstanding. So, again, there’s a standard disclaimer here in terms of that, and obviously there’s a lot of material out and available and we’ve - we have a formal tender offer and so forth you can refer to for more information.

[REDACTED]

In terms of the PeopleSoft acquisition which I alluded to earlier which is part of our application strategy, we have - we’re in what’s called the second request at the Justice Department which is an

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FINAL TRANSCRIPT

ORCL - Oracle Shareholders Meeting

elongated review process that they’re going through because of the size of the transaction. We don’t expect to get an answer from the Department of Justice until November - perhaps December. There’s no hard date at this point, but those are our best guess.

We certainly continue to believe this is a good transaction but we are very disciplined, and so we’ve been very clear that we don’t intend to overpay. I think companies can sometimes make mistakes trying to do a - you know, in acquisitions. So while we would very much like to do this, we first need to get the Justice Department approval and [Inaudible] - if that approval comes, we need to make sure that this is done at the right price so it’s a good thing for our business and our shareholders.

[REDACTED]

And as I said earlier, we’re hopeful that we’ll get the PeopleSoft acquisition done at some point. It certainly should be icing on the cake at this point. Thank you very much.

Lawrence Ellison - CEO and COB - Oracle Corp.

Thanks, Jeffrey.

[REDACTED]

QUESTION AND ANSWER

Lawrence Ellison - CEO and COB - Oracle Corp.

Let’s see - we can now begin the Q&A. So, any questions for Michael or me or any other members of the Board of Directors? Yes, sir?

[REDACTED]

Bruce Witt Analyst

This last question is at the acquisition of PeopleSoft in as of consolidation of the industry more and gaining market share, is there anything wrong with the existing applications that Oracle has and how come they haven’t been so competitive that is necessary to buy competing product as opposed to maybe expanding into another market area that would add to revenue stream?

Lawrence Ellison - CEO and COB - Oracle Corp.

Well, again, we’re not the only company that seeks to improve its lot in life through acquisition, there’s a little company called General Electric that is very actively buying companies right now. So our strategy has historically has been to build products and enter new markets as the industry matures and we become a larger and larger company. If you really want to move the revenue dial at Oracle, we’re going to have to do a combination of developing new products like Collaboration Suite, which we think is going to be a very successful new product. We’re going also have to go into the market and buy some number of companies. So we’re going to have to have a dual strategy rather than a single strategy. Way in the back

Unidentified Participant

I guess it’s two questions. If the transition to purchase PeopleSoft does go through or it doesn’t go through, what are your plans and strategy for it, as far as in business terms?

Lawrence Ellison - CEO and COB - Oracle Corp.

Well, if it does go through, then we obviously have to consolidate the two businesses. If it doesn’t go through we will look at other acquisitions. Even if it does go through, we will probably go look at other acquisitions.

Unidentified Participant

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FINAL TRANSCRIPT

ORCL - Oracle Shareholders Meeting

To basically purchase their customers and then sell Oracle’s products to those customers instead?

Lawrence Ellison - CEO and COB - Oracle Corp.

No, we plan to buy the company and merge the engineering teams and support the existing customers. We promised we’d support the existing customers on existing PeopleSoft Version 8 products for 10 years. So we’re not going to try to coerce customers to move from PeopleSoft products to Oracle products. We are going to develop successor products to PeopleSoft 8, like we’re just going to develop successor products to Oracle 11i, and customers, Oracle 11i customers, if they want to can migrate to Oracle 12. And PeopleSoft 8 customers, if they choose can migrate to Oracle 12, which will be successor product to both PeopleSoft 8 and Oracle 11.

[REDACTED]

Sheila Goldschein Analyst

I’m Sheila Goldschein, stockholder. I just have a general question, if and when you do get PeopleSoft, do you have any idea what percentage of workers in each company will lose their job?

Lawrence Ellison - CEO and COB - Oracle Corp.

Actually, the answers I don’t. Certainly jobs will be lost, PeopleSoft’s management jobs will be lost. That I can guarantee. And they know that, not surprising. But overall, PeopleSoft customers, Oracle customers, will have successor products written by a stronger company. The combination of PeopleSoft plus Oracle is stronger than either company standing alone.

So the employees working for the combined company will be working for a stronger company, and their jobs will be more secure. Customers who are customers of the joint company will have a stronger engineering team building successor products and their ability to migrate and take advantage of those improved products, puts them in a strong position as well. So the employees who do join, back join and stay at the combined company will be working for an economically and technically stronger company. Yes sir?

Dick Rodkey Shareholder

Dick Rodkey (ph), shareholder. Do you have any plans to pay dividends now that dividends get better tax treatment from the government?

Lawrence Ellison - CEO and COB - Oracle Corp.

Jeff?

Jeffrey Hanley - CFO, Executive VP, Director - Oracle Corp.

The board continues from time to time and I think that we have discussed the fact that because they’ve made the treatment more favorable it’s something we more likely want to consider. It’s not permanent, that’s the one issue we have. It’s a three-year period, so that’s one of uncertainty, and we have a very large transaction furnished right now with the PeopleSoft transaction. So we will continue to consider it.

[REDACTED]

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